UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2014

CANNABIS KINETICS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-179390	99-0372219
(Commission File Number)	(IRS Employer Identification No.)

3240 W 71stAve, Unit 5

Westminster CO 80030

(Address of Principal Executive Offices, Zip Code)

(720)-319-5602

(Registrant's Telephone Number, Including Area Code)

________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 17, 2014, Cannabis Kinetics Corp. (the “Company”) entered into a Plan of Merger with Jeremy N. Stout, Inc. d/b/a The Big Tomato, a Colorado corporation (“The Big Tomato”). Pursuant to the Plan of Merger, the Company will acquire the shares of The Big Tomato for (i) $400,000 in cash, to be paid at closing; (ii) two secured promissory notes made payable to the two shareholders of The Big Tomato in the aggregate amount of $2,000,000; and (iii) 2,700,000 shares of common stock of the Company. The notes are payable in eight equal installments of $125,000 each with 8% per year and will be secured by all the assets and the stock of The Big Tomato.

Unless the closing of the transaction takes place before December 17, 2014, then either party may terminate the agreement without liability to the other. In addition to customary closing conditions, (i) The Big Tomato will have submitted financial statements, audited as necessary and in proper form, which will be required to be filed by CKC in an 8-K report with the Securities and Exchange Commission, (ii) the Company will not have more than 32,000,000 shares of common stock outstanding and (iii) the Company will enter into employment agreements with the shareholders of The Big Tomato on terms satisfactory to said shareholders.

Both the Company and The Big Tomato agreed not to issue or sell any shares, stock, options or other securities, amend its Articles of Incorporation or By-laws, declare dividends, redeem stock or other securities, incur additional or newly-funded material liabilities, acquire or dispose of fixed assets, change senior management, change employment terms, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business. However, the Company can raise further financing in any manner, or issue shares of its capital stock in connection with an acquisition.

If the acquisition closes, the Company agreed to sell up to 300,000 shares of its common stock, at a price of $0.001 per share, to persons designated by the shareholders of The Big Tomato.

If there is a material misrepresentation of any party in the Plan of Merger, then either party shall have the right to rescind the Plan of Merger during the 30-day period following the closing.

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The Company also agreed until all obligations to the sellers are paid, (i) The Big Tomato will continue to operate under its current name, (ii) The Big Tomato retail store and warehouse will remain at their present locations, (iii) The Big Tomato will not issue any additional shares of its capital stock and (iv) the Company will use its best efforts to have its need for any hydroponic equipment or supplies purchased from The Big Tomato at then prevailing retail prices charged, assuming The Big Tomato is able to supply the equipment and supplies at prices and upon terms (including shipping) which are equal to or less than that which could be obtained by the Company elsewhere.

The Company also agreed that as long the operations of The Big Tomato are able to generate net income of at least $50,000 per quarter, The Big Tomato will be operated by its present shareholders, subject to the reasonable direction of the board of directors of the Company.

Even though the Letter of Intent executed among the parties provides that the Company agreed to pay for the cost of the audit as well as the legal fees incurred by the sellers in connection with the proposed transaction, the Plan of Merger provides that each party shall pay its own expenses in connection with the proposed transaction.

For all the terms and conditions of the Plan of Merger, reference is hereby made to such agreement annexed hereto as Exhibit 10.6. All statements made herein concerning the Plan of Merger are qualified by reference to said Exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.6	Plan of Merger, dated October 17, 2014 among Cannabis Kinetics Corp. and Jeremy N. Stout, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS KINETICS CORP.

Date: October 22, 2014	By:	/s/ Eric Hagen
	Name:	Eric Hagen
	Title:	President and Chief Executive Officer

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